Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-171315, File No. 333-175420 and File No. 333-200410) of iBio, Inc. and Subsidiaries of our report, which includes an explanatory paragraph relating to the Company’s ability to continue as a going concern, dated September 15, 2017, on our audits of the consolidated financial statements of iBio, Inc. and Subsidiaries as of June 30, 2017 and 2016 and for the years then ended, included in this Annual Report on Form 10-K of iBio, Inc. for year ended June 30, 2017.

/s/ CohnReznick LLP
Roseland, New Jersey
September 15, 2017